COLFAX CORPORATION
2016 OMNIBUS INCENTIVE PLAN

OUTSIDE DIRECTOR DEFERRED STOCK UNIT AGREEMENT
(Directors’ Fees Elective Deferral)

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee, in respect of Grantee’s election to defer meeting and/or retainer fees earned as a member of the Company’s Board of Directors. The terms and conditions of the grant are set forth in this cover sheet to the Outside Director Deferred Stock Unit Agreement for deferral of fees, in the attached Outside Director Deferred Stock Unit Agreement for deferral of fees (together with the cover sheet, the “Agreement”) in the Colfax Corporation 2016 Omnibus Incentive Plan (the “Plan”), and the Colfax Corporation Director Deferred Compensation Plan (the “Director DCP”).
Grant Date:
Name of Grantee:
Number of Stock Units Covered by Grant:

By accepting this award in the manner established by the Company, you agree to all of the terms and conditions described in this Agreement, in the Plan and the Director DCP, copies of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and the Director DCP and agree that the Plan and the Director DCP will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan or the Director DCP, as applicable. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
Attachment
This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION
2016 OMNIBUS INCENTIVE PLAN

OUTSIDE DIRECTOR DEFERRED STOCK UNIT AGREEMENT
(Directors’ Fees Elective Deferral)

Stock Unit Transferability
This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting	Your Stock Unit grant is fully vested as to 100% of the total number of unit shares covered by this grant on the Grant Date.
Stock Unit Forfeiture	You will forfeit all rights to receive Stock Units and this Agreement shall be null and void if the Initial Public Offering does not close.
Delivery of Stock Pursuant to Units
Delivery of the shares of Stock represented by your vested Stock Units shall be made in accordance with your election under the Director DCP in accordance with your deferral election as provided to the Company.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity.
Shareholder Rights
You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a dividend equivalent in deferred stock units for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock. Such dividend equivalents will be governed by your deferral election as provided to the Company.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the [Corporate Secretary] to request paper copies of these documents.

The Plan
The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Plan and the Director DCP constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan